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                                                            Exhibit 21


Parent and subsidiaries

City National Corporation
     City National Financial Services, Inc. (99.56%)
     Harbor Bank Properties (Inactive)
     City National Bank
          RNB Trust Deed Services, Inc.
          Inland Data Services
          Citinational Bancorporation
          City National Mortgage Company
          H. B. Funding (Inactive)
          City National International Insurance Holding
               City National Insurance Co., Ltd.

City National Corporation is a corporation organized under the laws of the state of Delaware. City National Financial Services, Inc. is a corporation organized under the laws of the State of California and is 99.56% owned by City National Corporation with the remaining .46% owned by City National Bank. Harbor Bank Properties is a corporation organized under the laws of the State of California and is 100% owned by City National Corporation. City National Bank is a national banking association organized under the laws of the United States of America. Each of the other above-named subsidiaries is a corporation organized under the laws of the State of California. Registrant owns 100% of the outstanding capital stock of City National Bank ("Bank"). The Bank owns 100% of the outstanding common stock of Citinational Bancorporation, City National Mortgage Company, RNB Trust Deed Services Inc., Inland Data Services, Inc., H.
B. Funding and City National International Insurance Holdings. City National International Insurance Holdings owns 100% of City National Insurance Co., Ltd. The consolidated financial statements in the Registrant's Annual Report to Shareholders include Registrant, Bank, City National Financial Services, Inc., Harbor Bank Properties, Citinational Bancorporation, City National Mortgage Company, RNB Trust Deed Services, Inc., Inland Data Services, Inc., H. B. Funding, City National International Insurance Holdings and City National Insurance Co., Ltd.